COVENANT TRANSPORT ANNOUNCES THIRD QUARTER FINANCIAL AND OPERATING RESULTS

CHATTANOOGA, TENNESSEE - October 24, 2005 - Covenant Transport, Inc. (Nasdaq/NMS:CVTI) announced today financial and operating results for the quarter ended September 30, 2005. Revenue was up approximately 12% to $169.9 million in the 2005 quarter from $151.9 million in the 2004 quarter. Freight revenue, before fuel surcharges, was up approximately 3% to $144.7 million in the 2005 quarter from $140.6 million in the 2004 quarter. The Company had net income of $1.2 million or $.09 per diluted share, in the 2005 quarter compared with net income of $4.7 million, or $.32 per diluted share, for the third quarter of 2004.

Chairman, President, and Chief Executive Officer David R. Parker made the following comments on the quarter: "Freight demand gained strength throughout the quarter, with September finishing quite strong. After two quarters of less than impressive asset utilization, we were able to increase our average freight revenue per tractor per week (excluding fuel surcharge revenue) to $3,067 in the third quarter of 2005, a 1.1% increase over a strong third quarter of 2004. Additionally, the 3.6% sequential increase in average freight revenue per tractor per week from the second quarter of 2005 was the largest increase in the company's history. A key factor in the improvement was a 7.4% increase in average revenue per loaded mile, to $1.515 in the third quarter of 2005, compared with $1.410 in the third quarter of 2004. The increase in rates more than offset a 4.7% decrease in average miles per tractor mainly attributable to a smaller percentage of teams during the third quarter of 2005 versus the third quarter of 2004.

Our operating costs were up $.11 per mile versus the third quarter of 2004 and slightly over $.01 per mile versus the second quarter of 2005. Driver pay increased $.05 per mile, or 13%, versus the third quarter of 2004 but was flat versus the second quarter of 2005. With only 3% of the fleet currently unseated, we do not foresee additional driver pay increases in the near term. Diesel fuel costs were up approximately $.69 per gallon, or 39%, versus the same quarter a year ago and $.29 per gallon, or 14%, sequentially versus the second quarter of 2005. Our fuel costs, net of surcharge revenue, increased about $.01 per mile on miles driven by company-owned trucks versus both the third quarter of 2004 and sequentially versus the second quarter of 2005. The negative impact for fuel versus the third quarter of 2004 was $.06 per share. Additionally during the quarter we accrued $750 thousand, or $.03 per share, related to potential bad debts on two customers. One customer is in mediation and the other customer announced a planned liquidation during the quarter.

During the quarter, we continued to make progress in building the foundation for the evolution of our business model. Highlights included the following:

•	Implementing separate refrigerated, dedicated, expedited team, and regional operations, with separate measurement of key operating statistics and General Managers.
•	Designating internal candidates with substantial experience and proven success to lead the expedited team.
•
Hiring external candidates to lead the refrigerated and regional operations, each of whom has substantial experience for leading companies in their designated area of responsibility. The head of our refrigerated operation is Jeff Taylor, formerly Vice President of Operations and Sales of Jim Palmer Trucking. The head of our regional operation will be Jeff Paulsen, who helped establish the Southeast region for Werner Enterprises and most recently managed Werner's field sales effort. We expect him to join us this week.

As we stated in July, this will be an extended and gradual process, and we intend to provide periodic updates.”

Mr. Parker continued with the following comments concerning the company's expectations for the fourth quarter: "We expect to achieve a slight sequential improvement in average freight revenue per loaded mile and average freight revenue per tractor per week. However, we do not expect average freight revenue per tractor per week to approach the extraordinary levels achieved in the fourth quarter of 2004. We also expect fuel costs to increase in the fourth quarter, with the net cost after surcharges likely to increase faster than revenue per tractor if DOE national average fuel prices remain above $3.00 per gallon. We are currently collecting a higher percentage of fuel price increases than we did last year, but the absolute size of the uncollected amount has grown. Excluding the effects of fuel prices, which are difficult to predict, we anticipate that our costs per mile will remain approximately in line with our per mile costs for the third quarter of 2005, as we have already raised our driver pay and 100% of our tractors are equipped with post-2002 engines.

The recently adopted modifications to federal hours of services regulations also bear some comment. The primary modification to the regulation is a requirement that drivers using the sleeper berth provision must take at least eight consecutive hours in the sleeper berth during their ten hours off-duty. Under the previous regulations, drivers could split their ten hour off-duty time in the sleeper berth in two periods, each of which being not less than two hours. We believe that the new regulations will have a neutral to moderately negative impact on the hours drivers otherwise could drive. This potentially could reduce mileage utilization in future periods.

Our balance sheet remains solid. At September 30, 2005, our total balance sheet debt was $76.3 million and our stockholder's equity was $185.7 million, for a total debt-to-capitalization ratio of 29.1% and a book value of $13.22 per share. At September 30, 2005, we had a combined $43 million of available borrowing capacity under our revolving credit facility and securitization facility. With an average tractor age of 1.3 years and an average trailer age of 2.8 years, we have significant flexibility with regard to our fleet as tighter emissions standards are implemented in 2007."

The Company will be hosting a conference call tomorrow, October 25, at 1:30 p.m. Eastern Time to discuss the quarter as well as provide an update on certain operating and management processes presently being implemented. Individuals may access the call by dialing 800-603-1780 (U.S./Canada) and 706-643-0889 (International), access code 1506848. An audio replay will be available for one week following the call at 800-642-1687, access code 1506848. For financial statistical information regarding the Company that is expected to be discussed during the conference call, please visit our website at www.covenanttransport.com.

Covenant Transport, Inc. is a publicly traded truckload carrier that offers just-in-time service and other premium transportation services for customers throughout the United States. Covenant operates one of the ten largest fleets in North America, measured by revenue. The Company's Class A common stock is traded on the Nasdaq National Market under the symbol, "CVTI."

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements may be identified by their use of terms or phrases such as "expects," "estimates," "projects," "believes," "anticipates," "plans," "intends," and similar terms and phrases. Forward-looking statements are based upon the current beliefs and expectations of our management and are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, which could cause future events and actual results to differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. Actual results may differ from those set forth in the forward-looking statements. With respect to our expectations for the remainder of 2005 (including but not limited to our expectations regarding rates, average revenue per truck per week, fuel costs, and non-fuel costs) as well as expectations regarding our ongoing business in general, the following factors, among others, could cause actual results to differ materially from those in forward-looking statements: a continuation of lower than expected freight volumes and rates from our customers; excess tractor or trailer capacity in the trucking industry; decreased demand for our services or loss of one or more of our major customers; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; strikes, work slow downs, or work stoppages at the Company, customers, ports, or other shipping related facilities; increases or rapid fluctuations in fuel prices, as well as fluctuations in hedging activities and surcharge collection; the volume and terms of diesel purchase commitments; interest rates, fuel taxes, tolls, and license and registration fees; increases in the prices paid for new revenue equipment and changes in the resale value of our used equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and independent contractors; elevated experience in the frequency and severity of claims relating to accident, cargo, workers' compensation, health, and other claims; increased insurance premiums; fluctuations in claims expenses that result from high self-insured retention amounts and differences between estimates used in establishing and adjusting claims reserves and actual results over time; adverse changes in claims experience and loss development factors; additional changes in management's estimates of liability based upon such experience and development factors; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors; regulatory requirements that increase costs or decrease efficiency, including revised hours-of-service requirements for drivers; the ability to successfully execute the Company's initiative of improving the profitability of single-driver freight movements; the ability to control increases in operating costs; and the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports, and filings with the Securities Exchange Commission. We disclaim any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

For further information contact:
Joey B. Hogan, Executive VP and Chief Financial Officer	(423) 825-3336
hogjoe@covenanttransport.com

For copies of Company information contact
Kim Perry, Administrative Assistant	(423) 825-3357
perkim@covenanttransport.com

Covenant Transport, Inc.
Key Financial and Operating Statistics

	Three Months Ended September 30			Nine Months Ended September 30
($000s)	2005	2004	% Change	2005	2004	% Change
Freight revenue	$144,681	$140,631	2.9%	$406,988	$411,257	-1.0%
Fuel surcharge revenue	25,214	11,304		57,647	28,192
Total revenue	$169,895	$151,935	11.8%	$464,635	$439,449	5.7%

Operating expenses
Salaries, wages and related expenses	63,264	55,563		178,177	163,899
Fuel expense	48,109	32,893		121,504	90,708
Operations and maintenance	9,174	7,657		24,846	22,851
Revenue equipment rentals and purchased transportation	15,263	16,593		45,672	53,745
Operating taxes and licenses	3,117	3,478		10,060	10,631
Insurance and claims	10,090	9,809		28,527	27,073
Communications and utilities	1,726	1,550		4,967	4,866
General supplies and expenses	4,759	3,422		13,223	10,443
Depreciation and amortization	10,543	10,728		30,491	33,209
Total operating expenses	166,045	141,693		457,467	417,425
Operating income	3,850	10,242	-62.4%	7,168	22,024	-67.5%
Other (income) expenses:
Interest expense	1,290	708		2,942	1,971
Interest income	(90)	(11)		(191)	(30)
Other	(113)	297		(443)	(254)
Other expenses, net	1,087	994		2,308	1,687
Income before income taxes	2,763	9,248	-70.1%	4,860	20,337	-76.1%
Income tax expense	1,546	4,503		3,640	10,484
Net income	$1,217	$4,745	-74.4%	$1,220	$9,853	-87.6%

Basic earnings per share	$0.09	$0.33		$0.09	$0.67
Diluted earnings per share	$0.09	$0.32		$0.08	$0.66
Weighted avg. common shares outstanding	13,979	14,585		14,241	14,634
Weighted avg. common shares outstanding adjusted for assumed conversions	14,044	14,811		14,355	14,817

Operating statistics exclude fuel surcharges.

Net margin as a percentage of freight revenue	0.84%	3.37%		0.30%	2.40%
Average freight revenue per loaded mile	$1.515	$1.410	7.4%	$1.493	$1.368	9.1%
Average freight revenue per total mile	$1.362	$1.285	6.0%	$1.340	$1.245	7.6%
Average freight revenue per tractor per week	$3,067	$3,035	1.1%	$2,934	$2,925	0.3%
Average miles per tractor per period	29,592	31,043	-4.7%	85,418	91,989	-7.1%
Weighted avg. tractors for period	3,589	3,524	1.8%	3,557	3,582	-0.7%
Tractors at end of period	3,526	3,517	0.3%	3,526	3,517	0.3%
Trailers at end of period	8,376	8,847	-5.3%	8,376	8,847	-5.3%

	Sept 2005	Dec 2004
Total assets	$368,461	$360,026
Total equity	185,731	195,699
Total debt, including current maturities	76,281	52,170
Debt to Capitalization Ratio	29.1%	21.0%